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                                                                   EXHIBIT 99.1

                       [LETTERHEAD OF SAKS INCORPORATED]


                    SAKS INCORPORATED ANNOUNCES COMPLETION
                        OF $500 MILLION NOTES OFFERING

                                                        Contact: Charles Hansen
                                                                 (205) 940-4600

Birmingham, Alabama (November 9, 1998)--Department store retailer Saks
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Incorporated (NYSE: SKS) (the "Company") (formerly Proffitt's, Inc.) announced today it completed the sale of $500 million of its 8-1/4% Notes due 2008. The Notes, which are rated Baa3 by Moody's, BB+ by Standard and Poors, and BBB- by Duff & Phelps, were priced at 99.809%. The Company will use the proceeds of the offering to repurchase the 5-1/2% Convertible Subordinated Notes due 2006 of Saks Holdings, Inc., a subsidiary of the Company, and to repay outstanding amounts under the Company's unsecured credit facilities. The Notes are part of the securities registered on a $2.5 billion shelf registration statement the Company filed with the U.S. Securities and Exchange Commission.

Salomon Smith Barney acted as lead manager for the transaction, and Merrill Lynch & Co., NationsBanc Montgomery Securities LLC, Chase Securities Inc., Goldman, Sachs & Co., Lehman Brothers, and J.P. Morgan & Co. acted as co-managers.

Saks Incorporated operates over 340 department stores and four free-standing furniture stores under the names of Saks Fifth Avenue, Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott, Bergner's, Boston Store, and Off 5th. The Company also operates two direct mail businesses, Folio and Bullock & Jones. The Company's annual revenues exceed $6 billion.


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